Exhibit 10.1

November 5, 2008

Rodney W. Schutt

Re: Terms of Employment

Dear Rodney:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your employment with Aspyra Inc. (the “Company”).  By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder.  This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this letter may be by actual or facsimile signature.

Commencement Date.  Your employment with the Company shall commence November 17, 2008 (the “Commencement Date”).

Title and Duties.  In connection with your continued employment with the Company, you will serve as the Chief Executive Officer of the Company and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board of Directors (the “Board”) of Aspyra Inc.  During your employment with the Company, you will report to the Board.

Appointment to the Board of Directors.  You will be appointed to the Board of Directors of Aspyra and will hold the term of office until the Company’s next Annual Shareholders Meeting at which time you will need to go through the nomination process and be re-elected by shareholder vote.

Conduct During Employment.  As a condition of your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.  Without limiting the foregoing, you agree that during your employment with the Company, you agree to devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation.

Base Salary.  Your annual base salary shall be $225,000, subject to increase as may be approved by the Board from time to time.  Your base salary will be payable in accordance with the Company’s regular payroll practices.

Annual Bonus.  During your employment with the Company, effective November 17th, 2008, you will be eligible to receive an annual bonus of $275,000.  The actual annual bonus amount will be based upon achievement of Company net cash flow from operations and revenue targets, in each case, established by the Board for the fiscal year to which the annual bonus relates, with 50% of such annual bonus payable in respect of achievement of the annual net cash flow from operations target, and the remaining 50% payable in respect of achievement of the annual revenue target.  At 110% achievement of said targets you will be paid 120% of your bonus, at 125% achievement of targets you will be paid 150% of your bonus and at 150% achievement of targets you will receive 200% of your target quarterly bonus.  At less than 100% achievement of targets you will receive a prorated portion of your bonus based on the percentage achieved

Your annual bonus, if any, will be payable in quarterly installments of up to 85% of the portion of the bonus earned in that quarter based on achievement of each quarters portion of the annual targets and will be paid by the 15th day of the month following quarter close, with any remaining bonus payable at the end of the Company’s fiscal year based on achievement of the annual targets, and will be subject to your continued employment with the Company in good standing through the applicable payment date; provided, however, that in the event of your termination of employment by reason of your death, permanent disability, by the Company other than for Cause (as defined below) or by you for Good Reason, the Company shall pay you any unpaid annual bonus in respect of any fiscal year that has ended prior to the fiscal year in which such termination occurs, which amount shall be paid at such time annual bonuses are paid to other similarly situated employees of the Company, but in no event later than one day prior to the date that is 30 days  following of the last day of fiscal year in which such termination occurred.

Stock Options.  As an incentive for joining the Company, you will receive 375,000 incentive stock options at the closing market price on November 17th, 2008, which will be the date approved by Aspyra’s Board of Directors pursuant to the Company’s amended stock option plan which is subject to approval by the shareholders at the next Annual Shareholders Meeting.  The options will vest at a rate of 25% annually beginning one year after grant date until fully vested.  The options will have a five year term.  In the event that your employment is terminated by the Company other than for Cause or by you for Good Reason within six months of a change in control, as defined below, all unvested stock options granted to you will vest immediately.  Your performance will be evaluated periodically and based on the evaluation you will be eligible to receive an additional 250,000 incentive stock options over the next 24 months.

For purposes of this Agreement:

“Cause” shall mean (i) your act or acts of personal dishonesty, gross negligence or willful misconduct in the course of your employment with the Company; (ii) your engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company or its subsidiaries; (iii) your misappropriation of the assets or business opportunities of the Company or its subsidiaries; (iv) act or acts of embezzlement or fraud committed by you, at your direction, or with your prior personal knowledge; (v) your conviction by a court of competent jurisdiction of, or pleading “guilty” or

“no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company; or (vi) your failure to follow the lawful directions of the Board or its permitted designee; provided, however, that with respect to any Cause termination relying on clause (i), (ii) or (vi) above, you will be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate you for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless only if you have not fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

“Good Reason” shall mean, without your prior consent, (i) a material diminution in your title, duties, or responsibilities, (ii) a reduction in your base salary or target annual bonus, or (iii) the failure of the Company to pay any compensation hereunder when due; provided, however, no resignation for Good Reason hereunder shall be effective unless you have provided providing the Company with not less than ten (10) days’ written notice setting forth in reasonable specificity the condition that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such condition, and the Company shall have failed to fully cure the applicable condition within such ten (10) day notice period.  Notwithstanding the foregoing, in the event that the Board reasonably believes that you may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend you from performing your duties hereunder, and in no event shall any such suspension constitute an event pursuant to which you may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

“Change in Control,” shall mean, (i) a merger or consolidation of Aspyra with any other entity, other than (a) a merger or consolidation which would result in the voting securities of Aspyra outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Aspyra, at least 50% of the combined voting power of the voting securities of Aspyra or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Aspyra (or similar transaction) in which no person or entity acquires more than fifty percent (50%) of the combined voting power of Aspyra’s then outstanding securities, (ii) the sale or disposition by Aspyra of more than one-third (1/3rd) of all of Aspyra’s assets other than to an affiliate or subsidiary; (iii) in any twelve (12) month period, any person or entity becoming the “beneficial owner” (as defined in Rule 13d-3 under the Security Exchange Act of 1934, as amended), directly or indirectly, of securities of Aspyra representing Fifty Percent (50%) or more of the combined voting power of Aspyra’s then outstanding securities, or (iv) in any twelve (12) month period, if there is a change in the majority of the Board of Directors of Aspyra (the “Board”) without the consent of the pre-existing directors.   The foregoing notwithstanding, a “Change in Control” shall not include any transaction or series of related transactions (i) that the Board determines are primarily for the purpose of providing financing for Aspyra or (ii) immediately following which, in the judgment of the Board, the holders (or their affiliates) of Aspyra’s capital stock immediately prior to such transaction or series of transactions continue to have control in any entity which owns all or substantially all of the assets of Aspyra.

Benefits.  You will be eligible to participate in health, insurance, retirement and other benefits provided to other similarly situated employees of the Company.  The Company expressly reserves the right to change the benefit plans and programs it offers to its employees at any time.

Reimbursement of Expenses.  Aspyra will reimburse you for all reasonable and customary business related expenses in accordance with our standard policies and procedures.

Housing and Travel Stipend.  For a period of six months from your commencement date the company will provide suitable living accommodations near the Company’s headquarters in Calabasas CA, up to four round trip plane fares per month at market rates to and from your home in Memphis TN, and reimburse you for the use of a rental car while in California.  At conclusion of the six month period, if employee’s house has not sold in Memphis Tennessee, the Company agrees to revisit additional options to provide suitable living accommodations.

Relocation Costs. The Company will reimburse you for the cost of your realtor commission, up to a maximum of 6% realtor commission rate, on the sale of your home.  The realtor commission will be paid ratably over a period of 6 months and in the event of termination other than for cause will be paid in full within 15 calendars days of termination. The Company will also reimburse you for ordinary and necessary expenses in connection with your relocation in an amount not to exceed Twenty Thousand Dollars ($20,000.00).

Termination.  The nature of your employment at the Company is and will continue to be “at will,” meaning that either we or you may terminate your employment at any time, with or without notice, with or without Cause or Good Reason, and for any reason or for no reason.  Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Board or its designee.  Although the Company expressly reserves the right to terminate your employment at any time and for any reason, should the Company terminate your employment other than for Cause (and other than by reason of your death or permanent disability), or you resign your employment for Good Reason, in either case, the Company will offer to provide you severance benefits of: (i) continuation of your base salary, and any earned but unpaid Quarterly Performance Bonus, payable in accordance with the Company’s regular payroll practices, for a period of six  (6) months following the date of such termination (the  “Severance Period”); and (ii) continuation of your health benefits during the Severance Period (or through such earlier date that you are eligible, as a result of subsequent employment or service, to receive health benefits), at the same cost to you as applicable to active employees during the Severance Period (acknowledging that the Company may require you to elect your COBRA continuation benefit so that it may provide such benefit) and all costs up to $750 per month will be covered by the Company or reimbursed in full to employee for a period of six months.  The provision of any severance benefits described in this paragraph shall be subject to your execution and delivery of a general release in favor of the Company and its affiliates, in a form provided by the Company within ten (10) business days following your termination (with the Company’s failure to deliver such release within the applicable time period constituting a waiver of such requirement), which release may provide for a period to consider such release not to exceed 45 days from the date such release is delivered to you.  .  Each installment described in this paragraph (and all other payments to be made in installments as a result of this Agreement) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.  While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Entire Agreement.  This Agreement forms the complete and exclusive statement of your employment with the Company.  It supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by a properly authorized officer of the Company.  If you accept this offer, the terms described in this letter constitute the complete agreement on terms of your employment.

Governing Law. This letter agreement will be governed by the internal laws of the State of California.

Successors and Assigns.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company without your prior written consent (which shall not be unreasonably withheld, delayed, or conditioned), to a person or entity other than an affiliate or parent entity of the Company, or their respective successors; provided, however, that in the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, your consent will not be required in connection therewith.  Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

Survival.  The provisions of this Agreement shall survive any termination of your employment to the extent necessary to give effect thereto.

Independent Legal Advice.  You expressly acknowledge that you have had the opportunity to obtain independent legal advice about this Agreement prior to execution.  To the extent that you have failed to obtain independent legal advice, you acknowledge that such failure will not be used by you as a defense to the enforcement of this Agreement.

Eligibility and right to work in the United States.  In compliance with the Immigration Control and Reform Act, this offer of employment is contingent upon your showing proof within three days of commencing work of eligibility and right to work in the United States.  Proof is comprised of original documents that establish your identity and your eligibility to work in this country.

If you agree with the terms and conditions of your continued employment as set forth herein, please sign the enclosed copy of this letter in the space indicated and return it to the Company.  Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Sincerely,

Aspyra Inc.

/s/ John Mutch
By: John Mutch
Title: Chairman of the Board of Directors

Acknowledged and Agreed as of this 12th day of November, 2008:

Signature:	/s/ Rodney W. Schutt
Rodney W. Schutt